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                                                                 EXHIBIT 99.2

Onyx Pharmaceuticals Announces $18 Million Private
Placement, New Management Appointments

RICHMOND, Calif., Jan. 19 /PRNewswire/ -- Onyx Pharmaceuticals, Inc. (Nasdaq:
ONXX - news) today announced it has raised $18 million in a private placement. The company sold 2 million shares of its common stock to four institutional investors at a price of $9 per share. Participants in the financing include new investors Alta BioPharma Partners, Domain Associates, and Chase Capital Partners, as well as International Biotechnology Trust plc (IBT) of London, a current shareholder of Onyx. The company has agreed to file a registration statement with the Securities and Exchange Commission within 90 days for the resale of the shares.

Onyx also announced the appointment of Judith I. Blakemore as acting chief operating officer, following the resignation of current COO, Norman Hardman. The company further announced the hiring of Helen S. Kim as vice president of corporate development.

Private Financing

"With this private placement and the finances gained through the partnership with Warner-Lambert that we announced last October, we can further exploit the potential of our therapeutic virus platform beyond ONYX-015," said Hollings Renton, Onyx president and chief executive officer. "Future product candidates include viruses that selectively kill cancer cells based on other mutations and viruses that have been armed with anticancer genes for enhanced tumor destruction."

"In addition, we are fortunate to have newly appointed senior managers, such as Judy Blakemore and Helen Kim, whose oncology product development and commercialization experience will help guide the company through its next stages of growth," Mr. Renton added.

New Appointments

Judith I. Blakemore joined Onyx in 1998 as vice president, strategic programs after working with the company in a consulting capacity since its inception. Ms. Blakemore has long played a senior management role within the biopharmaceutical industry, helping companies with product development and corporate strategy both through her own consulting firm and within industry. From 1982 to 1991, she was employed at Cetus Corporation, most recently serving as that company's vice president, biological therapeutics development. In that capacity, she managed development activities for nine investigational new biological products, including five in oncology . Prior to joining Cetus she was employed at Bio-Rad Laboratories, where she worked in product development and marketing. Ms. Blakemore holds an MBA from St. Mary's College, Moraga, California.

Helen S. Kim joins Onyx as vice president, corporate development, from Protein Design Laboratories, where she served as vice president, marketing. Prior to that time, she worked for nine years with Chiron Corporation, serving most recently as vice president, global strategic marketing for vaccines, therapeutics and technologies. Ms. Kim began her career with Baxter


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Healthcare Corporation. She holds an MBA in marketing/finance from the
University of Chicago Graduate School of Business.

Onyx Pharmaceuticals is discovering, developing and intends to commercialize novel cancer therapies based on the genetic mutations that cause the disease. The company pursues a strategy of establishing corporate partnerships that provide complementary skills in chemistry, drug development, and marketing and sales. The Onyx Web site address is:
www.onyx-pharm.com.

This press release contains certain forward-looking statements regarding the development of potential human therapeutic products that involve a number of risks and uncertainties. Actual events may differ from the company's expectations. In addition to the matters described in this press release, the timeline for clinical activity, results of pending or future clinical trials, including the trials of ONYX-015, and changes in the status of the company's collaborative relationships, as well as the risk factors listed from time to time in the company's periodic reports with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, may affect the actual results achieved by the company.